Geospatial Corporation S-1

Exhibit 10.4

EMPLOYMENT AGREEMENT

BETWEEN

MARK A. SMITH

AND

GEOSPATIAL MAPPING SYSTEMS, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), by and between GEOSPATIAL MAPPING SYSTEMS, INC., a Delaware corporation (the “Company”), and Mark A. Smith (the “Executive”) is entered into as of December 1, 2007 (the “Employment Date”). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to continue to serve the Company, in the capacities described in Section 3 of this Agreement, during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2. Period of Employment. The term “Period of Employment” shall mean the period which commenced on the Employment Date and, unless earlier terminated pursuant to Section 6, ends on November 30, 2010; provided, however, that beginning on December 1, 2010, the Period of Employment shall automatically be extended on a day-by-day basis from and after such date shall always be twelve (12) months unless either the Company or the Executive shall have terminated this automatic extension provision by giving written notice to the other.

3. Duties During the Period of Employment

3.1 Duties. During the Period of Employment, the Executive shall be employed as the Chairman, President and Chief Executive Officer of the Company with overall charge and responsibility for the business and affairs of the Company. The Executive shall report directly to the Company’s Board of Directors (the “Board”) and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. The Company shall make all reasonable efforts to cause the Executive to continue to be elected to the Board throughout the Period of Employment.

3.2 Scope. Throughout the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (c) manage personal investments and engage in any other activities, so long as such activities under clauses (a), (b) and (c) do not interfere, in any significant respect, with the Executive’s responsibilities hereunder or otherwise violate this Agreement or the Agreement Not to Compete executed and delivered by the Executive pursuant to the provisions of Section 12.

4. Compensation and Other Payments.

4.1 Salary. During the Period of Employment, the Executive’s Base Salary shall initially be at the rate of Three Hundred Twenty Thousand Dollars ($320,000) per year (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Company’s standard payroll practice. The Base Salary shall be reviewed by the Company’s Board of Directors or a committee of directors established by the Board of Directors having responsibility for compensation matters (in either case, the “Board”) as soon as practicable after the end of each fiscal year during the Period of Employment. Based upon such reviews, the Board may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

4.2 Annual Bonuses.

4.2.1 Beginning with the Company’s fiscal year commencing on January 1, 2007 (the “Initial Year”), the Executive shall participate in each annual and long-term incentive compensation plan established by the Board for executive officers of the Company (“Executive Compensation Plans”). For the Initial Year, the Executive’s target bonus award opportunity as a percentage of Base Salary (“Target Bonus Amount”) in the Company’s annual incentive compensation plan (the “Annual Bonus Plan”) shall be set at 100% of Executive’s Base Salary. The performance measures applicable to the Executive’s bonus opportunity for each fiscal year of the Company during the Period of Employment shall be set by reasonable, good faith agreement of the Board and the Executive.

4.2.2 As soon as practicable after the end of the Initial Year and each fiscal year thereafter during the Period of Employment, the Board shall review the Executive’s performance under this Agreement as part of the Executive’s participation in the Executive Compensation Plans as in effect from time to time. The performance measures and the Target Bonus Amount applicable to the Executive’s bonus opportunity for each fiscal year of the Company during the Period of Employment shall be established by the Board, subject to Section 4.6 below. The Executive shall be paid his annual bonus, if any, no later than the date on which other senior executives of the Company are paid their annual bonuses. The Board may, in its discretion, award the Executive bonuses in addition to those provided under any plans referred to above.

4.3 Stock Options. The Company hereby grants to the Executive a ten (10) year stock option award with respect to eight million (8,000,000) shares of common stock of the Company at an exercise price of fifty cents ($0.50) per share. This option award (a) is a non-qualified option granted under the 2007 Stock Option Plan of the Company dated December 1, 2007, (b) shall be fully vested and exercisable immediately upon grant, and (c) shall be further documented by an option agreement in the form customarily used by the Company for non-qualified option awards under that plan, but with all terms consistent with this Agreement.

4.4 Other Compensation. During the Period of Employment, the Executive shall be entitled to participate, at a level and on a basis commensurate with the Executive’s position and responsibilities, in any and all supplemental compensation plans or arrangements established by the Company for its senior executives, including but not limited to any equity-based incentive compensation plans or arrangements.

4.5 Payment of Professional Fees. The Company shall pay all invoices rendered to the Company by the Executive’s attorneys, accountants and other advisors for reasonable fees and expenses in connection with the negotiation and preparation of this Agreement; provided, however, that the Company’s obligation pursuant to this Section 4.5 shall not exceed $25,000 incurred by Executive.

5. Other Executive Benefits.

5.1 Business Expenses. Subject to the Executive’s compliance with the policies and procedures approved by the Board and applicable to all senior executives of the Company, the Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment.

5.2 Benefit Plans. The Executive and his eligible family members shall be entitled, subject to any normally applicable waiting periods and eligibility criteria, to participate, on terms no less favorable to the Executive than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits (it being understood that items such as stock options and other equity awards are not fringe benefits) of the Company (collectively referred to as the “Benefits”). Anything contained herein to the contrary notwithstanding, the Benefits described herein shall not duplicate benefits made available to the Executive pursuant to any other provision of this Agreement.

5.3 Holidays and Vacation. During the Period of Employment, the Executive shall be entitled to the same paid holidays as other employees of the Company. The Executive shall be entitled to paid vacation and other absences from work that are reasonably consistent with the performance of the Executive’s duties as provided in this Agreement. Such vacations and absences shall be consistent with those generally provided to other senior executives of the Company.

5.4 Company Automobile. During the Period of Employment, the Executive shall have the use of an automobile provided by the Company in accordance with a policy approved by the Board; provided, however, that no change adverse to the Executive may be made in that policy without the written consent of the Executive.

5.5 Facilities and Support. During the Period of Employment, the Company shall provide the Executive with office space, furnishings and facilities, secretarial and administrative assistance, supplies and equipment appropriate to enable the Executive to perform his duties under this Agreement and commensurate, in quality and quantity, with the facilities and support resources provided to the other senior executives of the Company.

5.6 Tax and Financial Planning Services. During the Period of Employment, the Company shall pay (or reimburse the Executive) for the cost of personal tax and financial planning services and related expenses in an amount up to fifteen thousand dollars ($15,000.00) per year.

6. Termination.

6.1 Death. The Period of Employment shall terminate automatically upon the Executive’s death.

6.2 Disability. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Period of Employment shall terminate effective on the 30th day after receipt by the Executive of such written notice given at any time after a period of 120 consecutive days of Disability or a period of 180 days of Disability within any 12 consecutive months, and, in either case, while such Disability is continuing (“Disability Effective Date”). The Disability Effective Date shall not occur if the Executive returns to performance of the Executive’s duties as contemplated in this Agreement within 30 days after receipt of such notice. For purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive; provided, however, that if such physicians cannot agree upon a third physician within 30 days, such third physician shall be designated by the American Arbitration Association. Until the Disability Effective Date, the Executive shall be entitled to all compensation and benefits provided for under Sections 4 and 5 hereof. It is understood that nothing in this Section 6.2 shall serve to limit the Company’s obligations under Section 7.3, below.

6.3 By the Company for Cause. During the Period of Employment, the Company may terminate the Executive’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” means (a) a material breach of this Agreement by the Executive or the gross neglect of the Executive’s duties hereunder (after the provision to the Executive by the Company of written notice reasonably specifying the breach and/or performance deficiency and thirty (30) days to cure such breach), (b) the Executive’s willful misconduct or gross negligence, which is demonstrably and materially injurious to the Company monetarily or otherwise, or (c) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that the Executive’s credibility and reputation no longer conforms to the standards of employees of the Company employed in a similar level or position. For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon direction given in a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company. The foregoing notwithstanding, the Company may not terminate the Executive’s employment for Cause, and any purported termination by the Company of Executive’s employment shall be presumed other than for Cause, unless (i) a determination that Cause exists is made and approved by at least a 3/4ths majority of the Board, (ii) the Executive is given at least seven (7) days written notice of the Board meeting called to make such determination, including written notice of the particulars purporting to establish Cause and (iii) the Executive and his legal counsel are given the opportunity to address that meeting.

6.4 By Executive for Good Reason. During the Period of Employment, the Executive’s employment hereunder may be terminated by the Executive for Good Reason upon (30) days’ written notice. For purposes of this Agreement, “Good Reason” means, without the Executive’s written consent, (a) any material breach of this Agreement by the Company (after the provision to the Company by the Executive of written notice reasonably specifying the breach and/or performance deficiency and thirty (30) days to cure such breach), (b) the assignment to the Executive of duties that are inconsistent with those of the Chairman, President and Chief Executive Officer of the Company or that materially impairs the Executive’s ability to perform his duties, or any other action by the Company that results in a significant diminution in the Executive’s position, authority, duties or responsibilities, to include without limitation the failure of Executive to be named or elected to the Board (after the provision to the Company by the Executive of written notice reasonably specifying the basis upon which the Executive believes this clause has been violated and thirty (30) days to modify such assignment or change in position), (c) any relocation of the Executive’s office as assigned to him by the Company to a location more than fifty (20) miles from Natrona Heights, Pennsylvania; (d) delivery by the Company of a notice discontinuing the automatic extension provision of Section 2 of this Agreement; or (e) any termination by the Executive during the period of six (6) months immediately following the occurrence of a Change of Control, as defined in Section 8, below.

6.5 Other than for Cause or Good Reason. The Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon 30 days’ written notice to the Company or the Executive, as the case may be.

6.6 Notice of Termination. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 18.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

6.7 Date of Termination. “Date of Termination” means the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company Upon Termination. The following provisions of this Section 7 describe the entire obligations of the Company to the Executive upon termination of his employment under this Agreement.

7.1 Termination by the Company for Cause or by Executive’s Resignation without Good Reason. In the event the Period of Employment terminates by reason of the termination of the Executive’s employment by the Company for Cause, or by reason of the resignation of the Executive other than for Good Reason, the Company shall pay to the Executive all Accrued Obligations. “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (a) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (b) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid, and (c) any vacation pay, expense reimbursements and other cash entitlements earned by the Executive as of the Date of Termination to the extent not theretofore paid.

7.2 Death. If the Period of Employment is terminated by death, the Executive’s beneficiaries shall be paid the Accrued Obligations. In addition, all equity awards granted to the Executive by the Company that have not yet vested shall fully vest on the Date of Termination; and all vested options (whether previously vested or vesting under this sentence) shall remain exercisable for a period equal to their full original terms.

7.3 Disability. If the Period of Employment is terminated because of Disability, the Executive shall be paid the Accrued Obligations. In addition, all equity awards granted to the Executive by the Company that have not yet vested shall fully vest on the Date of Termination; and all vested options (whether previously vested or vesting under this sentence) shall remain exercisable for a period equal to their full original terms.

7.4 Retirement. If the Executive voluntarily terminates his employment with the Company with or without Good Reason at any time after the Executive reaches the age of fifty-five (55) years, he shall, in addition to receiving payment of the Accrued Obligations, be treated as a retiree for purposes of all compensation and benefit plans, policies, arrangements and practices of the Company then in effect. In addition, all equity awards granted to the Executive by the Company that have not yet vested shall fully vest on the Date of Termination; and all vested options (whether previously vested or vesting under this sentence) shall remain exercisable for a period equal to their full original terms.

7.5 Resignation with Good Reason or Termination without Cause. If the Company terminates the Executive’s employment other than for Cause (and other than due to the Executive’s Disability), or if the Executive terminates his employment for Good Reason, the Executive shall receive, in addition to payment of the Accrued Obligations, the following:

7.5.1 A lump sum cash payment in an amount equal to the number of months remaining in the Period of Employment multiplied by the sum of (a) 1/12th of the Executive’s annual Base Salary on the Date of Termination (without regard to any reduction in Base Salary not approved by the Executive) and (b) 1/12th of the annual bonus award to which the Executive would have been entitled calculated using the Target Bonus Amount for the year in which the Notice of Termination is given;

7.5.2 Immediate vesting in all equity awards granted to the Executive by the Company but not yet vested as of the Date of Termination;

7.53 Continued exercisability, for a period equal to their full original terms, for all vested options, whether previously vested or vesting under subsection 7.5.2;

7.5.4 For a period of 12 months after the Date of Termination, the Company shall continue health, prescription drug, dental, disability and life insurance benefits to the Executive and/or the Executive’s eligible family members at least equal to those which would have been provided to them in accordance with Section 5.2 of this Agreement if the Executive’s employment had not been terminated (provided that any benefits provided under this subsection 7.5.4 are subject to immediate early termination if the Executive becomes eligible to receive similar types of benefits through subsequent employment).

7.6 Release. Any and all compensation and benefits payable pursuant to Section 7.5, above, beyond payments of the Accrued Obligations shall be payable only if the Executive delivers to the Company a general release, in a form reasonably prescribed by the Company, of all claims of the Executive arising up to the date of the release; and such release shall be delivered by the Executive within twenty-one (21) days after presentation thereof to the Executive by the Company.

7.7 Exclusive Rights. It is understood that the Executive’s rights under this Section 7 are in lieu of all other rights which the Executive may otherwise have had upon termination of employment under this Agreement.

7.8 No Right of Set-Off. The Company shall have no right to reduce, because of any debt or financial obligation of the Executive to the Company, the amount of any compensation or benefit otherwise payable by the Company to the Executive under this Agreement or under any other plan, policy, arrangement or practice of the Company.

8. Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

8.1 Change in Ownership. Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 19434, as amended (the “Exchange Act”)), excluding for this purpose, (a) the Executive, (b) the Company or any subsidiary of the Company, or (c) any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act). Directly or indirectly of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting from an acquisition of securities by the Company; or

8.2 Change in Board. During any twenty-four (24) consecutive months, individuals who at the beginning of such twenty four (24) month period constitute the Board of Directors of the Company and any new directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change of Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new directors being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; or

8.3 Business Combination. Consummation of a reorganization, merger or consolidation, or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty-five percent (55%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially al of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

8.4 Liquidation. Consummation of a complete liquidation or dissolution of the Company.

9. Taxes. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) is determined to constitute an “excess parachute payment,” as such term is defined in Section 280G(b) of the Internal Revenue Code, the Company shall pay to the Executive prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes an excess parachute payment and, if so, the amount to be provided to the Executive and the time of payment pursuant to this Section 8 shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years immediately preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which any initial payment to the Executive under this Section 8 has been made, the Company shall pay to the Executive an additional amount (grossed up for all taxes), with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount reasonably determined by the Auditor. Similarly, if the amount of the Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which any prior payment to the Executive has been made under this Section 8, the Executive shall refund to the Company the excess amount received, after reduction for any nonrefundable tax, penalties and/or interest incurred by the Executive in connection with the receipt of such excess, and such refund shall be paid promptly after the Executive has received any corresponding refund of excess Excise Tax paid to the Internal Revenue Service. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

10. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as otherwise set forth herein with respect to health, prescription drug, dental, disability and life insurance benefits, any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.

11. Indemnification. The Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. To the full extent permitted under the corporate governing documents of the Company, and subject to the terms of any policies and procedures applicable to all directors and senior officers of the Company, the Company shall advance to the Executive payment of reasonable costs of defending against any claims covered by the foregoing indemnification commitment The Executive’s rights under this Section 10 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

12. Confidential Information and Trade Secrets. As a condition to the Company’s obligations hereunder, the Executive shall execute and deliver to the Company an Agreement Not to Compete in the form attached as Exhibit A to this Agreement. The Company hereby acknowledges receipt of an Agreement Not to Compete executed by the Executive.

13. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding at the time payments are actually made to the Executive and received by him of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

14. Arbitration. Any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement, other than a dispute arising out of or related to the Non-Disclosure of Confidential Information and Trade Secrets Agreement, shall be settled by arbitration conducted under the rules of (but not necessarily administered by) the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over the parties and seek interim provisional, injunctive or other interim equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Pittsburgh, Pennsylvania or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

15. Disputes; Payment of Attorneys’ Fees. In the event that the Executive is the prevailing party, or is successful to a material degree, in pursuing or defending, whether in arbitration or litigation, any claim or dispute relating to the Executive’s employment with the Company, including but not limited to any claim or dispute relating to (a) this Agreement, (b) termination of the Executive’s employment with the Company or (c) the failure or refusal of the Company or the Executive to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all reasonable costs and expenses (including, but not limited to, attorneys’ fees) relating solely, or reasonably allocable, to such claim or dispute. In any other case, the Executive and the Company shall each bear all of their own costs and expenses (including, but not limited to, attorneys’ fees). Upon written request from the Executive while any claim or dispute described in the first sentence of this Section 14 is pending, the Company shall promptly reimburse the Executive for all reasonable costs and expenses relating to such claim or dispute; provided that the Executive agrees in writing that he will repay the Company in full for such reimbursement if he is not ultimately successful to a material degree with respect to the substance of such claim or dispute. In addition, the Company shall promptly reimburse the Executive for all reasonable costs and expenses (including, but not limited to, attorneys’ fees) incurred by the Executive in preparing responses to Internal Revenue Service (“IRS”) audits of the Executive’s personal income tax returns or otherwise defending such tax returns in any administrative proceeding or civil litigation relating thereto that is occasioned by or connected with an audit by the IRS of one or more income tax returns of the Company. The provisions of this Section 15 shall survive the expiration or termination of this Agreement and the Period of Employment.

16. Successors.

16.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

16.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16.3 As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Representations.

17.1 The Company represents and warrants that (a) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (b) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company, and (c) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

17.2 The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity that would interfere with this Agreement or his performance of services hereunder, (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

18. Miscellaneous.

18.1 This Agreement shall be governed by and construed in accordance with the laws of the state of Pennsylvania, without reference to principles of choice of law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

18.2 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid; upon delivery, if sent by hand delivery; upon delivery, if sent by prepaid courier, with a record of receipt; or the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

if to the Executive, to:

Mark A. Smith

1001 Carlisle Street

Natrona Heights, PA 15065

Telephone: 724-226-2067

if to Company, to:

Geospatial Mapping Systems, Inc.

229 Howes Run Road

Sarver, PA 16055

Attention: General Counsel

Facsimile: 724-353-3049

Telephone: 724-353-3400

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

18.3 None of the provisions of this Agreement shall be deemed to impose a penalty.

18.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18.5 Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

18.6 This Agreement supersedes any and all prior communications, understandings, and agreements, written or oral, between the Company and the Executive with respect to the subject matter hereof, and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any plan, policy, arrangement or practice of the Company, the relevant provision of this Agreement shall control.

18.7 This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GEOSPATIAL MAPPING SYTEMS, INC.

By:
Its:	PRESIDENT

MARK A. SMITH